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                                                                       Exhibit 1

I.I.S. Intelligent Information Systems Reports Second-Quarter
2001 Financial Results

RAMAT GAN, Israel, Oct. 30 /PRNewswire/ -- I.I.S. Intelligent Information Systems Ltd. (Nasdaq: IISL - news) today announced its financial results for the
                      ----   ----
second-quarter 2001. For the quarter, IIS recorded revenues of US$84,000 compared to no revenues in the same period last year. The loss for the quarter was US$544,000 or US$0.06 per share compared to a loss of US$305,000 or US$0.03 per share in the comparable quarter last year.

This loss reflects the continued focus on R&D for storage networking applications and the Company's participation in the losses of StoreAge, amounting to $160,000. IIS's financial statements are no longer consolidated with StoreAge.

During the past six months, IIS continued to place major emphasis on its R&D activity, developing storage networking applications and testing tools for the enterprise market, with a focus on the IP storage environment.

This past July, IIS introduced the iSWAT software solution (http://www.swattest.com), an IP storage networking-enabler and a powerful testing and validation tool for the iSCSI environment. With iSWAT, vendors can integrate IP storage support (based on the industry standard iSCSI protocol) into their storage product offerings, and storage developers can test, monitor and analyze IP storage networking applications in a simulated iSCSI environment.

"The iSWAT technology solution provides vendors with both a testing environment and an iSCSI-enabling driver," explained Robi Hartman, Chairman and CEO of IIS. "It enables real end-to-end connectivity of SCSI over IP in storage networks, designed for any storage vendor wishing to integrate native iSCSI support in its storage product line. Implementing an iSWAT testing environment provides for simulation of an iSCSI network. It also provides a tool for storage vendors to test internally and demonstrate externally iSCSI functionality in their products."

iSWAT is being demonstrated and tested this week at the second iSCSI Plugfest held in the Interoperability Laboratory at University of New Hampshire. This Plugfest gives IIS the opportunity to interoperate with other iSCSI vendors and effectively demonstrate a real life solution for iSCSI storage networks.

During this past quarter, StoreAge Networking Technologies ("StoreAge"), a 39% held subsidiary of IIS, strengthened its management team and US presence by hiring Mark Spowart, former VP of Sales and Customer Service at QLogic Corporation, as President. StoreAge also

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opened a sales office in California in order to increase revenues and take advantage of the high demand for the Company's Virtualization technology in the Storage Area Network market.

"StoreAge had major business developments take place during the past six months, in terms of its relations with OEM partners," added Mr. Hartman. "Some of the Company's recent deals include an agreement with Robert Bosch GmbH for StoreAge's SVM(TM) deployment in Bosch's European computing centers, and Spain's Telecinco (TV5) equipping its Video Editing System with StoreAge's technology."

StoreAge was chosen by these OEMs because of its significant technological advantages. The initial phase of Bosch's project includes the networking of over 100 servers with over 15TB of storage in a fully redundant high availability configuration; and the StoreAge "out of band" solution was able to provide a uniform and centralized management view of the enterprise's installed disk systems supplied by a number of different manufacturers.

Telecinco found that StoreAge's "out of band" virtualization technology, enabled the aggregation of not just the capacity of the storage devices but also the performance of several RAID controllers at a fraction of the cost of alternative solutions which had to include extremely powerful RAID devices.

"StoreAge is also involved in additional large installations of SAN worldwide," he concluded.

Today, October 30, 2001 at 12:00 PM EST, IIS will hold a conference call to provide investors with additional information about the Company's quarterly performance. Investors can call the conference center (approximately 15 minutes prior to conference time) at (800) 406 - 6465 (domestic), or (913) 981 - 5574 (international). Please refer to the code #585543.

Investors can also participate via the Internet. Please refer to Company's web site (http://www.iislf.com) for details on on-line participation.
      --------------------

About IIS

I.I.S. Intelligent Information Systems Ltd. (IIS) is focused on R&D investments and operations within the technology sector of Storage Networking. The Company develops and markets SWAT (http://www.swattest.com), an innovative line of software applications for iSCSI testing and validation. The Company also owns a 39% interest in StoreAge Networking Technologies, Ltd. (http://www.store-age.com), a provider of SVM(TM) (Storage Virtualization
 ------------------------
Manager) and a leader in Storage Virtualization technology, which provides storage networking solutions to the enterprise market with a focus on Storage Area Network (SAN) architecture.

This release contains historical information and forward-looking statements. Statements looking forward in time are included in this release pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially

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different from any future performance suggested herein. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company's control. In the context of the forward-looking information provided in this release and in other releases and reports by the Company, please refer to the discussions of risk factors detailed in, as well as the other information contained in, the Company's filings with the Securities and Exchange Commission during the past 12 months.

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                     IIS Intelligent Information Systems Ltd

                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                     June 30,
                                             ------------------------        December 31,
                                              2001              2000             2000
                                              ----              ----             ----
                                                     Unaudited
ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents                   $  2,487         $  6,515         $  3,077
Restricted Cash                                 --               --                600
Trade Receivables                                 32             --                 43
Other Accounts Receivable                        263              358              124

Total Current Assets                           2,782            6,873            3,844

SEVERANCE PAY FUND                                 2                2               32

INVESTMENT IN AFFILIATE                        1,743             --              2,127

PROPERTY, PLANT AND EQUIPMENT, NET                87              572               63

WORK FORCE, NET                                  235             --                283

TOTAL ASSETS                                $  4,849         $  7,447         $  6,349

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short Term Bank Debt                        $     10         $     83         $     10
Trade Payables                                    85              359              177
Other Accounts Payable                           829            1,708            1,403

Total Current Liabilities                        924            2,150            1,590

LONG TERM LIABILITIES:
Banks                                              6              100               11
Convertible Loan                               2,846             --              2,828
Accrued Severance Pay                             11               43               38

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
Total Long Term Liabilities                    2,863              143            2,877

MINORITY INTEREST                               --                550             --

PREFERRED SHARES OF SUBSIDIARY                  --              2,236             --

SHAREHOLDERS' EQUITY:
Share Capital                                     54               54               54
Additional Paid in Capital                    37,586           36,874           37,435
Receivables on account of shares                --               --                (16)
Deferred Compensation                           (152)            --               (222)
Accumulated Deficit                          (36,426)         (34,560)         (35,369)

TOTAL SHAREHOLDERS' EQUITY                     1,062            2,368            1,882

                                            $  4,849         $  7,447         $  6,349


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                     IIS Intelligent Information Systems Ltd

                 SUMMARY OF CONSOLIDATED STATEMENT OF OPERATION
                     (In thousands except per share amounts)

                                              Three months ended              Six Months ended
                                                   June 30,                       June 30,              Year Ended
                                          -----------------------         -----------------------       December 31,
                                            2001             2000           2001            2000           2000
                                            ----             ----           ----            ----           ----
                                                                 Unaudited

Revenues

Sales                                    $    84             $--         $   159             $--         $    96

Maintenance Services                          --              --              --              --              --

                                              84              --             159              --              96

Cost of revenues

Sales                                          3              --              25              --              27

Maintenance Services                          --              --              --              --              --

                                               3              --              25              --              27

Gross profit                                  81              --             134              --              69

Operating expenses R&D, net                  183             138             315             378             925

Selling & Marketing Expenses                   7             120               7             218             639

General & Administrative Expenses            234             243             383             429             891

Amortization of other assets                  24              --              48              --               8

Total operating expenses                     448             501             753           1,025           2,463

Operating Loss                              (367)           (501)           (619)         (1,025)         (2,394)


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
Financial income (expenses), net             (18)             71             (35)            132             277

Other Income (expenses)                        1              (1)              1              20             (12)

Loss After income taxes                     (384)           (431)           (653)           (873)         (2,129)

Minority interest in loss                     --             126              --             292             740

Equity losses in subsidiary                 (160)             --            (404)             --              --

Net loss                                 $  (544)        $  (305)        $(1,057)        $  (581)        $(1,389)

Loss per share                           $ (0.06)        $ (0.03)        $ (0.12)        $ (0.07)        $ (0.16)

Weighted AVG
No. of shares outstanding                  9,028           8,903           9,008           8,887           8,901
